UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CAESARS ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-3657681
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 West Liberty Street, Suite 1150 Reno, Nevada	89501
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.00001 par value	NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable): None.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Amendment No. 2 to Form 8-A is being filed in connection with the reincorporation from the State of Nevada to the State of Delaware (the “Reincorporation”) of Caesars Entertainment, Inc. (formerly known as Eldorado Resorts, Inc., the “Company”), pursuant to a plan of conversion, dated July 20, 2020 (the “Plan of Conversion”). The Reincorporation was accomplished by the filing of (1) articles of conversion with the Nevada Secretary of State, and (2) a certificate of conversion and a certificate of incorporation (the “Certificate of Incorporation”) with the Delaware Secretary of State. Pursuant to the Plan of Conversion, the Company also adopted new bylaws. In connection with the Reincorporation, the Company changed its name from “Eldorado Resorts, Inc.” to “Caesars Entertainment, Inc.” The Company hereby amends the following items, exhibits or other portions of its Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on September 18, 2014, as amended by the Form 8-A filed with the SEC on September 19, 2014, regarding the description of common stock as set forth herein. The Company’s common stock continues to be listed on the NASDAQ Stock Market, now under the symbol “CZR.”

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The Company hereby incorporates by reference the description of the Company’s common stock, par value $0.00001 per share (“Common Stock”), contained in the sections entitled “ERI Proposal No. 2: Approval of the Delaware Conversion” and “Comparison of Stockholders’ Rights” in the Company’s registration statement on Form S-4 and the definitive proxy statement/prospectus, filed pursuant to Rule 424(b)(3), as filed with the SEC on October 11, 2019, to the extent such description relates to the Common Stock of the Company.

Item 2.	Exhibits.

Not applicable.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Caesars Entertainment, Inc.

Date: August 12, 2020	By:	/s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: Executive Vice President, Chief Legal Officer and Secretary